Offer to Purchase for Cash
                        1,959,886 Shares of Common Stock
                                       of
                       The Langer Biomechanics Group, Inc.
                                       at
                              $1.525 Net Per Share
                                       by
                        OrthoStrategies Acquisition Corp.
                          a wholly owned subsidiary of
                              OrthoStrategies, Inc.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON THURSDAY, FEBRUARY 8, 2001 UNLESS THE OFFER IS EXTENDED.

                                                                January 10, 2001

To Our Clients:

      Enclosed for your consideration are the Offer to Purchase dated January 10, 2001 (the "Offer to Purchase") and the related Letter of Transmittal (which, as they may be amended or supplemented from time to time, together constitute the "Offer") in connection with the offer by OrthoStrategies Acquisition Corp., a New York corporation ("Purchaser"), and wholly owned subsidiary of OrthoStrategies, Inc., to purchase 1,959,886 shares of common stock, $.02 par value per share (the "Shares"), of The Langer Biomechanics Group, Inc., a New York corporation ("Langer"), at $1.525 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase. Any holders who desire to tender Shares and whose certificate(s) evidencing such Shares (the "Certificates") are not immediately available, or who cannot comply with the procedures for Book-Entry Transfer described in the Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3- "Procedures for Tendering Shares" of the Offer to Purchase.

      We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

      Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

      Please note the following:

            1. The Share price is $1.525 per Share, net to the seller in cash, without interest thereon, as set forth in the Introduction to the Offer to Purchase.

            2. The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) at least 1,332,722

Shares and certain other conditions. See the Introduction and Sections 1-- "Terms of the Offer" and 13-- "Certain Conditions of the Offer" of the Offer to Purchase.

            3. The Offer is being made for all Shares validly tendered and not withdrawn up to a maximum of 1,959,886 Shares.

            4. Tendering holders of Shares ("Holders") whose Shares are registered in their own name and who tender directly to the Registrar and Transfer Company, as depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 9 of the Letter of Transmittal.

            5. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, February 8, 2001, unless the Offer is extended.

            6. At a meeting held on December 19, 2000, the board of directors of Langer unanimously determined that the terms of the Offer are fair to, and in the best interests of, the shareholders of Langer, and approved the Tender Offer Agreement and certain other agreements described in the Offer to Purchase. The board of directors recommends that Langer's shareholders accept the Offer and tender their Shares in the Offer.

            7. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Certificates or, if such Shares are held in book-entry form, timely confirmation of a Book-Entry Transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company, (ii) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a Book-Entry Transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when Certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

      If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

      The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all Holders. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) Holders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Purchaser may arrange for one or more registered brokers or dealers which are licensed under the laws of such jurisdiction to make the Offer. If such arrangements cannot be made on terms the Purchaser deems reasonable, the Offer will not be made to (and tenders will not be accepted from or on behalf of) tendering Holders in such jurisdiction.

                        Instructions With Respect to the
                           Offer To Purchase for Cash
                        1,959,886 Shares Of Common Stock
                                       of
                       The Langer Biomechanics Group, Inc.

      The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated January 10, 2001, and the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer") in connection with the offer by OrthoStrategies Acquisition Corp., a New York corporation (the "Purchaser"), to purchase 1,959,886 shares of common stock, par value $.02 per share (the "Shares"), of The Langer Biomechanics Group, Inc., a New York corporation, at a purchase price of $1.525 per Share, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

      This will instruct you to tender to the Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

--------------------------------------------------------------------------------
      Number of Shares to be Tendered*: _________________________________

      Date: _________________, 2001

                                    SIGN HERE

      Signature(s): _____________________________________________________

      Print Name(s): ____________________________________________________

      Print Address(es): ________________________________________________

      ___________________________________________________________________

      Area Code and Telephone Number(s): ________________________________

      Taxpayer Identification or Social Security Number(s): _____________

--------------------------------------------------------------------------------

* Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

   This form must be returned to the brokerage firm maintaining your account.